Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Qualification Amendment #2 to the Offering Statement on Form 1-A (File No. 024-11627) of our audit report dated March 18, 2024, with respect to the balance sheets of Vivos Inc. as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Amendment #2 to the Offering Statement.

Fruci & Associates II, PLLC – PCAOB ID #05525
Spokane, Washington
March 18, 2024